UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

October 16, 2024

Date of report (date of earliest event reported)

FIVE POINT HOLDINGS, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-38088	27-0599397
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 FivePoint	4th Floor	Irvine	California	92618
(Address of Principal Executive Offices)				(Zip code)

(949) 349-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common shares	FPH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2024, upon the recommendation of the Nominating and Corporate Governance Committee, and pursuant to the Second Amended and Restated Limited Liability Company Agreement of Five Point Holdings, LLC (the “Company”), the Company’s Board of Directors (the “Board”) elected Sam Levinson as a Class I director, effective immediately, with an initial term expiring at the 2025 annual meeting of the Company’s shareholders. The Board has determined that Mr. Levinson is independent under applicable standards.

Mr. Levinson, age 50, is the Chief Investment Officer at Glick Family Investments (“Glick”), a private family office located in New York, New York, where he has overseen private equity investments since 2004. Mr. Levinson has served as Co-Chairman of the Board of Directors of Clipper Realty Inc. (NYSE: CLPR) since 2015. Previously, he was a member of the Board of Directors of Stonegate Mortgage Corporation (NYSE: SGM) from 2013 until its acquisition by Home Point Financial in May 2017, serving as Chairman of the Compensation Committee. Mr. Levinson served as a director of Canary Wharf Group, a U.K. property developer and manager of over 16 million square feet of Class A office and retail space, from 2004 until its sale in 2015, including as a member of the Operating Committee and Chairman of the Audit Committee. Mr. Levinson has also served as a non-executive director of American European Group Insurance Company since 2006 and Dynasty Financial Partners, LLC, which provides investment and technology platforms for independent financial, investment, and wealth management advisors, since 2011. Additionally, Mr. Levinson served as a director of Songbird Estates, Canary Wharf Group’s holding company, from 2004 to 2015, Coleman Cable, Inc., from 2005 until its sale in 2014, and West Coast Bancorp of Portland, Oregon, from February 2011 until its sale in April 2016.

In connection with his appointment to the Board, Mr. Levinson is eligible to receive compensation in accordance with the Company’s standard compensation program for non-employee directors, as such program may be amended from time to time, including a prorated equity award.

Mr. Levinson has entered into the Company’s standard form of indemnification agreement for its directors and officers.

There are no arrangements or understandings between Mr. Levinson and any other person pursuant to which he was selected to serve on the Board. Mr. Levinson has no family relationship (within the meaning of Item 401(d) of Regulation S-K) with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. There are no transactions in which the Company is or was a participant and in which Mr. Levinson or any of his immediate family members (within the meaning of Item 404 of Regulation S-K) had or will have a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

Further, on October 16, 2024, the Company announced that Evan Carruthers, who has served as a member of the Board since 2009, informed the Board of his decision to resign from the Board, effective as of the close of the sale to Glick of the equity interests in the Company and its subsidiaries owned by Castlelake, L.P., of which Mr. Carruthers is the Chief Executive Officer, Managing Partner and Chief Investment Officer. Mr. Carruthers has been a valuable member of the Board. His decision to resign from the Board was not the result of any disagreement with the Company.

Item 8.01. Other Events.

A copy of the press release announcing the appointment of Mr. Levinson and resignation of Mr. Carruthers from the Board is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release, dated October 16, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: October 16, 2024

FIVE POINT HOLDINGS, LLC

By:	/s/ Michael Alvarado
Name:	Michael Alvarado
Title:	Chief Operating Officer, Chief Legal Officer, Vice President and Secretary